Exhibit 32.4

AMERICAN BANCORP, INC.

DISCLOSURE ON CONTROLS BY THE
COMPANY’S PRINCIPAL EXECUTIVE OFFICER
PURSUANT TO 18 U.S.C. SECTION 1350, AS
ADOPTED PURSUANT TO SECTION 302 OF THE
SARBANES-OXLEY ACT OF 2002

Disclosure controls and procedures appear to be in place and functioning effectively during the period covered by this quarterly report. There appeared to be no significant changes in internal controls or in other factors that could significantly affect these controls in the period covered by this quarterly report and since the Evaluation Date.

August 10, 2004	/s/ Ronald J. Lashute

DATE	Ronald J. Lashute
Chief Executive Officer